Exhibit 99.1

Paycom Software, Inc. Reports Record Financial Results for Third Quarter 2015

Record Third Quarter Revenue of $55.3 Million, up 51% year-over-year

Record Third Quarter ANRR of $31.8 Million, up 113% year-over-year

Paycom Software, Inc. (“Paycom”) (NYSE: PAYC), a leading provider of comprehensive, cloud-based human capital management software delivered as Software-as-a-Service, today announced its financial results for the quarter ended September 30, 2015.

“Paycom experienced continued strong demand in the third quarter,” said Chad Richison, Paycom founder and CEO. “Our robust, cloud-based payroll and human capital management solution is helping businesses across the country drive efficiencies and better serve their employees. Our solution continued to gain traction in the marketplace in the third quarter, and drove record revenue growth of 51 percent from the comparable prior year period, our strongest ever as a public company.”

Financial Highlights for the Third Quarter of 2015

Total Revenue of $55.3 million represented a 51% increase compared to total revenue of $36.6 million in the same period last year. Recurring revenues of $54.2 million increased 51% from the comparable prior year period, and constituted 98% of total revenues.

GAAP Net Income was $3.8 million, or $0.07 per diluted share, compared to GAAP net income of $2.7 million, or $0.05 per diluted share, in the same period last year.

Adjusted EBITDA1 was $10.8 million, compared to $6.6 million in the same period last year.

Non-GAAP Net Income1 was $4.7 million, or $0.08 per diluted share, compared to $2.7 million, or $0.05 per diluted share, in the same period last year.

Annualized New Recurring Revenue (“ANRR”) was $31.8 million, up from $14.9 million for the same period last year, representing 113% growth.

Cash and Cash Equivalents were $48.5 million as of September 30, 2015.

Total Debt was $26.1 million as of September 30, 2015. This debt consisted solely of debt on the corporate headquarters.

[1]	Adjusted EBITDA and non-GAAP net income are non-GAAP financial measures. Please see the discussion below under the heading “Use of Non-GAAP Financial Information” and the reconciliations at the end of this release for additional information concerning these non-GAAP financial measures.

Financial Outlook

Paycom provides the following expected financial guidance for the quarter ending December 31, 2015 and year ending December 31, 2015:

Fourth Quarter 2015

Total Revenues in the range of $59.5 million to $61.5 million.

Adjusted EBITDA in the range of $9 million to $11 million.

Fiscal Year 2015

Total Revenues in the range of $219 million to $221 million.

Adjusted EBITDA in the range of $46.5 million to $48.5 million.

We have not reconciled the Adjusted EBITDA range for the quarter or the year ending December 31, 2015 to net income because applicable information for future periods, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, interest expense, taxes, stock-based compensation expense and other items. Accordingly, a reconciliation of these Adjusted EBITDA ranges to net income is not available at this time without unreasonable effort.

Use of Non-GAAP Financial Information

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we consider and have included certain non-GAAP financial measures in this press release, including Adjusted EBITDA and non-GAAP net income. We use Adjusted EBITDA and non-GAAP net income as supplemental measures to review and assess our performance and for planning purposes. We define: (i) Adjusted EBITDA as net income plus interest expense, taxes, depreciation and amortization, stock-based compensation expense, certain transaction expenses that are not core to our operations and net loss on early repayment of debt and (ii) non-GAAP net income as net income plus tax adjusted stock-based compensation expense, certain tax adjusted transaction expenses that are not core to our operations and tax adjusted net loss on early repayment of debt. Adjusted EBITDA and non-GAAP net income are metrics that we believe are useful to investors in evaluating our performance and facilitating comparison with other peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP.

Adjusted EBITDA and non-GAAP net income are not measures of financial performance under GAAP and should not be considered a substitute for net income, which we consider to be the most directly comparable GAAP measure. Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and when assessing our operating performance, you should not consider Adjusted EBITDA and non-GAAP net income in isolation, or as a substitute for net income or other Condensed Consolidated Statements of Income data prepared in accordance with GAAP. Adjusted EBITDA and non-GAAP net income may not be comparable to similar titled measures of other companies and other companies may not calculate such measures in the same manner as we do.

Conference Call Details:

In conjunction with this announcement, Paycom will host a conference call today, November 3, 2015 at 5:00 p.m. Eastern time to discuss its financial results. To access this call, dial (888) 317-6003 (domestic) or (412) 317-6061 (international) and enter conference ID 7761867. A live webcast as well as the replay of the conference call will be available on the Investor Relations page of Paycom’s website at investors.paycom.com. A replay of this conference call can also be accessed by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) until November 17, 2015. The replay passcode is 10073996.

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Forward-Looking Statements

Certain statements in this press release are, and certain statements on the teleconference call may be, forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are made only as of the date hereof. These statements involve known and unknown risks and uncertainties that may cause Paycom’s actual results to differ materially from those stated or implied by such forward-looking statements, including: that Paycom’s growth will generally mirror improvements in the labor market, that Paycom will continue with its plan and ability to open additional sales offices in the future, that Paycom’s existing cash and cash equivalents will be sufficient to meet its working capital and capital expenditure needs over the next 12 months, Paycom’s ability to create additional jobs at its corporate headquarters, Paycom’s ability to expand its corporate headquarters within an expected timeframe and Paycom’s expectation of increasing its capital and investment activity as its business grows. Other factors that may cause such differences include, but are not limited to, those discussed in our periodic filings with the Securities and Exchange Commission, including those discussed in Paycom’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015 (the “Form 10-K”), and in particular the section entitled “Item 1A. Risk Factors” of the Form 10-K. Paycom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

Paycom Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

(unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$48,547	$25,144
Restricted cash	—	371
Accounts receivable	3,397	2,794
Prepaid expenses	2,426	1,952
Inventory	639	195
Income tax receivable	—	935
Deferred tax assets, net	316	1,445

Current assets before funds held for clients	55,325	32,836
Funds held for clients	615,895	660,557

Total current assets	671,220	693,393
Property and equipment, net	53,674	47,919
Deposits and other assets	913	645
Goodwill	51,889	51,889
Intangible assets, net	3,886	5,096

Total assets	$781,582	$798,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,853	$3,042
Income tax payable	1,608	—
Accrued commissions and bonuses	4,509	5,080
Accrued payroll and vacation	4,106	1,582
Deferred revenue	3,329	2,535
Current portion of long-term debt	875	855
Accrued expenses and other current liabilities	7,401	5,121

Current liabilities before client funds obligation	25,681	18,215
Client funds obligation	615,895	660,557

Total current liabilities	641,576	678,772

Deferred tax liabilities, net	464	3,107
Long-term deferred revenue	22,657	16,802
Long-term debt, less current portion	25,206	26,123

Total long-term liabilities	48,327	46,032

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 57,050,684 and 53,832,782 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively)	571	538
Additional paid in capital	69,657	67,937
Retained earnings	21,451	5,663

Total stockholders’ equity	91,679	74,138

Total liabilities and stockholders’ equity	$781,582	$798,942

Paycom Software, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Recurring	$54,233	$35,910	$156,404	$105,030
Implementation and other	1,107	688	3,131	1,859

Total revenues	55,340	36,598	159,535	106,889

Cost of revenues
Operating expenses	7,964	5,798	22,569	17,847
Depreciation and amortization	945	638	2,642	1,876

Total cost of revenues	8,909	6,436	25,211	19,723

Administrative expenses
Sales and marketing	23,774	14,856	61,744	44,237
Research and development	2,349	1,059	6,123	2,878
General and administrative	11,996	8,410	34,076	25,816
Depreciation and amortization	1,457	1,159	4,180	3,322

Total administrative expenses	39,576	25,484	106,123	76,253

Total operating expenses	48,485	31,920	131,334	95,976

Operating income	6,855	4,678	28,201	10,913
Interest expense	(343)	(338)	(1,067)	(3,079)
Loss on early repayment of debt	—	—	—	(4,044)
Other income, net	98	39	150	1,395

Income before income taxes	6,610	4,379	27,284	5,185
Provision for income taxes	2,763	1,689	11,496	2,028

Net income	$3,847	$2,690	$15,788	$3,157

Net income per share, basic	$0.07	$0.05	$0.28	$0.06
Net income per share, diluted	$0.07	$0.05	$0.27	$0.06
Weighted average shares outstanding:
Basic	57,050,684	51,056,462	56,287,979	49,040,344

Diluted	58,367,830	52,978,051	57,771,680	51,223,048

Paycom Software, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$15,788	$3,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,822	5,198
Amortization of debt issuance costs	108	—
Amortization of debt discount	—	67
Write off of debt issuance costs	—	4,051
Net loss on disposition of property and equipment	15	—
Stock-based compensation expense	1,721	362
Employee stock purchase plan compensation expense	86	—
Net change in derivative liability	—	(1,107)
Deferred taxes, net	(1,514)	1,414
Changes in operating assets and liabilities:
Accounts receivable	(592)	237
Prepaid expenses	(474)	(94)
Inventory	245	195
Deposits and other assets	(336)	(145)
Accounts payable	(850)	(3,044)
Income taxes, net	2,543	298
Accrued commissions and bonuses	(571)	(1,030)
Accrued payroll and vacation	2,524	(422)
Deferred revenue	6,649	4,662
Accrued expenses and other current liabilities	1,965	(498)

Net cash provided by operating activities	34,129	13,301

Cash flows from investing activities
Decrease in funds held for clients	44,662	62,146
Decrease in restricted cash	371	1
Purchases of property and equipment	(10,150)	(11,948)

Net cash provided by investing activities	34,883	50,199

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	6,539
Principal payments on long-term debt	(897)	(65,442)
Decrease in client funds obligation	(44,662)	(62,146)
Proceeds from initial public offering, net of offering costs	—	62,843
Payment of debt issuance costs	(50)	—
Capital impact of reorganization	—	(183)

Net cash used in financing activities	(45,609)	(58,389)

Change in cash and cash equivalents	23,403	5,111
Cash and cash equivalents
Beginning of period	25,144	13,362

End of period	$48,547	$18,473

Paycom Software, Inc.

Breakout of Stock-Based Compensation Expense

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Stock-based compensation expense:
Operating expenses	$112	$4	$120	$19
Sales and marketing	276	3	282	159
Research and development	129	2	135	7
General and administrative	915	79	1,184	177

Total stock-based compensation expense	$1,432	$88	$1,721	$362

Paycom Software, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Consolidated statements of income data:
Net income	$3,847	$2,690	$15,788	$3,157
Interest expense	343	338	1,067	3,079
Provision for income taxes	2,763	1,689	11,496	2,028
Depreciation and amortization	2,402	1,797	6,822	5,198

EBITDA	9,355	6,514	35,173	13,462
Stock-based compensation expense	1,432	88	1,721	362
Transaction expenses	—	—	685	1,363
Net loss on early repayment of debt	—	—	—	4,044

Adjusted EBITDA	$10,787	$6,602	$37,579	$19,231

Paycom Software, Inc.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, expect per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Consolidated statements of income data:
Net income	$3,847	$2,690	$15,788	$3,157
Tax adjusted stock-based compensation expense(1)	830	51	997	211
Tax adjusted transaction expenses(1)	39	—	630	795
Tax adjusted net loss on early repayment of debt(1)	—	—	—	2,358

Non-GAAP net income	$4,716	$2,741	$17,415	$6,521

Non-GAAP net income per share, basic	$0.08	$0.05	$0.31	$0.13
Non-GAAP net income per share, diluted	$0.08	$0.05	$0.30	$0.13

Weighted average shares outstanding:
Basic	57,050,684	51,056,462	56,287,979	49,040,344
Diluted	58,367,830	52,978,051	57,771,680	51,223,048

(1)	Beginning in 2015, we use an individual non-GAAP tax rate for each tax adjusted non-GAAP item to determine the amount of non-GAAP net income. Prior to 2015, we used an overall effective tax rate for each tax adjusted non-GAAP item to determine the amount of non-GAAP net income.

Contacts

Paycom Software, Inc.

Media Contact:

Kathy Oden-Hall, 800-580-4505

CMO

Kathy.Oden-Hall@paycom.com

or

Investor Relations Contact:

855-603-1620

investors@paycom.com

Source: Paycom Software, Inc.